UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 27, 2007

MOLINA HEALTHCARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-31719	13-4204626
(State of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

One Golden Shore Drive, Long Beach, California 90802

(Address of principal executive offices)

Registrant’s telephone number, including area code: (562) 435-3666

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 27, 2007, the Compensation Committee of the Board of Directors determined the annual cash bonus payable to J. Mario Molina, the Company’s Chief Executive Officer, for his fiscal year 2006 performance pursuant to the formula established in 2006 by the Compensation Committee under the Company’s 2005 Incentive Compensation Plan. Under that formula, among other amounts Dr. Molina would be eligible for a bonus of $193,750 if the Company achieved premium revenues during fiscal year 2006 of at least $1,832 million. As a result of the Company’s achieving this benchmark during fiscal year 2006, the Compensation Committee has awarded Dr. Molina a total bonus of $193,750.

The bonus opportunity for fiscal year 2006 of John C. Molina, the Company’s Chief Financial Officer, was based on the same formula, with a maximum payout of $175,000 for the Company’s achieving the $1,832 million premium revenue measure. Therefore, the Compensation Committee determined that Mr. Molina shall be paid a total bonus for fiscal year 2006 of $175,000.

Further, the Compensation Committee determined that Dr. Molina’s fiscal year 2007 base salary shall remain $775,000, and that John Molina’s fiscal year 2007 base salary shall remain $700,000.

The Compensation Committee also established Dr. Molina’s fiscal year 2007 bonus opportunity pursuant to a formula under the 2005 Incentive Compensation Plan. Under that plan, the Compensation Committee established three independent performance measures for fiscal year 2007: (i) earnings per share (EPS), (ii) premium and other operating revenue (excluding interest income), and (iii) return on equity (ROE). Each of the three measures corresponds to a baseline bonus opportunity equal to one-third of the CEO’s 2007 base salary, or $258,333. If the “threshold” amount of a performance measure is achieved, the CEO will receive 80% of his possible bonus payout for that particular measure, or $206,666. If the “target” amount of a performance measure is achieved, the CEO will receive 100% of the possible bonus payout for that measure, or $258,333. If the “maximum” amount of a performance measure is achieved or exceeded, the CEO will receive 120% of the possible bonus payout for that measure, or $310,000. The bonus amounts shall be interpolated linearly to correspond with the achievement of each of the measures between the 80% and 120% or greater levels. None of the three bonus amounts shall exceed the 120% payout level. The performance measures are as follows:

Measure	Performance goals and payout as % of opportunity
	Threshold (80% payout)	Target (100% payout)	Maximum (120% payout)
EPS	$1.80	$2.05	$2.30
Premium and other operating revenue	$2,374	$2,698	$3,021
ROE	11.57%	13.15%	14.73%

The potential bonus of the CFO for fiscal year 2007 shall be subject to the same three performance measures and payout formula as with the CEO, only the baseline bonus opportunity for each of the three performance measures shall be equal to $175,000.

Each of Dr. Mario Molina and John Molina were also granted under the Company’s 2002 Equity Incentive Plan options to purchase 36,000 shares of stock, vesting in one-quarter increments over 4 years, with a term of 10 years. The options have an exercise price equal to $31.32, the closing price of the Company’s stock on March 1, 2007.

Pursuant to the recommendation of the CEO, the Compensation Committee also established the potential bonuses for fiscal year 2007 for the Company’s named executive officers other than the CEO and CFO. The bonus percentage eligibility for the other named executive officers shall be based on the single measure of 2007 EPS, plus individual performance goals. The bonus opportunity as a percentage of base salary for which the named executive officers other than the CEO and CFO are eligible is as follows:

	Bonus Opportunity as % of Base Salary
	Threshold $1.80 EPS	Target $2.05 EPS	Maximum $2.30 EPS
Named Executive Officer	20%	40%	60%

The bonus amounts shall be interpolated linearly to correspond with the achievement of the EPS measure between the 20% and 60% or greater levels. Half of the bonus opportunity – 10%, 20%, and 30%, respectively – shall be payable in connection with the achievement of the EPS measure, and the other half of the bonus opportunity shall be payable in connection with the achievement of personal performance measures. If the Company fails to meet the EPS threshold, bonuses shall be awarded solely at the discretion of the Compensation Committee and recommendation of the CEO.

At the recommendation of the CEO, the named executive officers were also granted options to purchase 11,000 shares of stock, vesting in one-quarter increments over 4 years, with a term of 10 years. The options have an exercise price equal to $31.32, the closing price of the Company’s stock on March 1, 2007. The named executive officers were also granted 5,550 shares of restricted stock, vesting in one-quarter increments over 4 years.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOLINA HEALTHCARE, INC.

Date: March 5, 2007	By:	/s/ Mark L. Andrews
Mark L. Andrews Chief Legal Officer, General Counsel and Corporate Secretary